Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: J. Wes Frye Treasurer and Chief FinancialOfficer (336) 822-5305

OLD DOMINION FREIGHT LINE ANNOUNCES 48.1% GROWTH IN FIRST-QUARTER EARNINGS TO $0.40 PER SHARE

Revenues Increase 20.2%

Affirms 2003 Earnings Guidance and Establishes Guidance for the Second Quarter of 2003

THOMASVILLE, N.C. (April 24, 2003) – Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced record financial results for the first quarter ending March 31, 2003. Revenue from operations increased 20.2% to $152,865,000 from $127,147,000 for the first quarter of 2002. Net income rose 89.4% to $4,247,000 from $2,242,000, while earnings per diluted share increased 48.1% to $0.40 from $0.27 on a 28.6% increase in weighted average diluted shares outstanding primarily due to the November 2003 stock offering. Old Dominion’s operating ratio improved to 94.3% for the first quarter of 2003 from 96.0% for the first quarter of 2002.

“Old Dominion began 2003 with substantial growth in first-quarter revenue and profits,” said Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion. “We achieved this growth despite weak economic conditions and severe winter weather in February and March that we believe impaired our operations and profitability.

“For the first quarter, LTL shipments and LTL tonnage increased 12.6% and 10.7%, respectively, while LTL revenue per LTL hundredweight increased 10.3%. Excluding the fuel surcharge, LTL revenue per LTL hundredweight increased 6.8%. The additional freight volume we believe was obtained as a result of the bankruptcy of Consolidated Freightways in September 2002 contributed to our revenue growth for the first quarter above our long-term annual goal of 10% to 15%. We are proud of the growth we produced despite the fragile economic environment and severe winter weather. We believe this growth reflects our continuous efforts to build stronger relationships with our customers through improved products and services that differentiate our capabilities as a single-source provider of LTL transportation.

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.oldf.com

ODFL Reports First Quarter Earnings

April 24, 2003

“Consistent with our growth strategies that focus on generating additional revenue within our existing service center network, we were able to leverage our assets and improve our operating ratio for the quarter. We also continued to benefit from a number of steps taken to improve the density of freight flowing through our network, including our initiation of full-state coverage in 24 states beginning in late 2000, the expansion or opening of service center facilities within our existing markets and the consistent improvement of our service products and transit times.

“Based on our assessment of current and near-term business conditions and our performance for the first quarter 2003, we affirm our previous guidance for earnings per diluted share for 2003 in a range of $2.50 to $2.60. We also establish guidance for earnings per diluted share for the second quarter 2003 in a range of $0.56 to $0.61, compared with $0.52 per diluted share for the second quarter 2002. The second quarter 2003 guidance includes the increase in the weighted average diluted shares outstanding over the second quarter 2002 of approximately 29%.”

Mr. Congdon commented, “Our guidance for the second quarter reflects the uncertainty of the national economic environment. We believe the soft business conditions resulting from this uncertainty have been evident in the persistent decline in LTL weight per LTL shipment for the last four consecutive quarters. While we remain somewhat optimistic regarding prospects for a firming in the economic environment in the second half of 2003, conditions remain rather flat to date in the second quarter.

“Through the consistent implementation of our growth strategies throughout the economic cycle,” Mr. Congdon concluded, “Old Dominion has built a long-term record of successful profitable growth. Through this process, we have also created a uniquely positioned LTL company, with differentiated products and services, a flexible nonunion workforce, economies of scale, proven management capabilities and a strong financial position in a consolidating industry. From this position of strength, we believe we are well positioned to weather the current economic conditions and to achieve our long-term growth objectives.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.vcall.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these Web sites shortly after the call through the end of business on May 24, 2003. A telephonic replay will also be available through May 1, 2003, at 719-457-0820, Confirmation Number 644549. In addition, Old Dominion’s President and COO, David S. Congdon, will appear on Bloomberg TV at 5:45 p.m. Eastern time to discuss the Company’s financial and operational performance.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing; (2) the unionization of the Company’s employees; (3) various economic factors such as economic recessions

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ODFL Reports First Quarter Earnings

April 24, 2003

and downturns in customers’ business cycles and shipping requirements; (4) the availability and cost of fuel; (5) difficulty in attracting or retaining qualified drivers; (6) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury and workers’ compensation and the costs of insurance; (7) the Company’s significant ongoing cash requirements; (8) the availability and cost of new equipment; (9) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (10) seasonal trends in the industry, including the possibility of harsh weather conditions; (11) the Company’s dependence on key employees; (12) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (13) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one to four day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 38 states within the Southeast, South Central, Northeast, Midwest and West regions of the country, including 24 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining 12 states, as well as Canada, Mexico and Puerto Rico.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended March 31,		% Chg.
	2003	2002
Revenue from operations	$152,865	$127,147	20.2%
Operating income	$8,666	$5,080	70.6%
Operating ratio	94.3%	96.0%
Net income	$4,247	$2,242	89.4%
Basic and diluted earnings per share	$0.40	$0.27	48.1%
Weighted average shares outstanding:
Basic	10,683	8,313
Diluted	10,698	8,318

OLD DOMINION FREIGHT LINE, INC. Statements of Operations (In thousands, except per share amounts)
	First Quarter
	2003		2002		% Chg.
Revenue	$152,865	100.0%	$127,147	100.0%	20.2%
Operating expenses:
Salaries, wages & benefits	91,857	60.1%	78,761	61.9%	16.6%
Purchased transportation	4,904	3.2%	4,336	3.4%	13.1%
Operating supplies & expenses	18,158	11.9%	11,865	9.3%	53.0%
Depreciation & amortization	8,685	5.7%	7,454	5.9%	16.5%
Building and office equipment rents	1,767	1.2%	1,815	1.4%	(2.6%)
Operating taxes & licenses	6,289	4.1%	5,445	4.3%	15.5%
Insurance & claims	4,007	2.6%	3,961	3.1%	1.2%
Communications & utilities	2,371	1.5%	2,402	1.9%	(1.3%)
General supplies & expenses	5,374	3.5%	4,757	3.8%	13.0%
Miscellaneous expenses, net	787	0.5%	1,271	1.0%	(38.1%)
Total operating expenses	144,199	94.3%	122,067	96.0%	18.1%
Operating income	8,666	5.7%	5,080	4.0%	70.6%
Other deductions:
Interest expense, net	1,433	1.0%	1,321	1.0%	8.5%
Other expense, net	214	0.1%	83	0.1%	157.8%
Income before income taxes	7,019	4.6%	3,676	2.9%	90.9%
Provision for income taxes	2,772	1.8%	1,434	1.1%	93.3%
Net income	$4,247	2.8%	$2,242	1.8%	89.4%

Earnings per Share:
Basic and diluted	$0.40		$0.27
Weighted average outstanding shares:
Basic	10,683		8,313
Diluted	10,698		8,318

OLD DOMINION FREIGHT LINE, INC.

	First Quarter
Operating Statistics	2003	2002	% Chg.
( * In thousands)
Operating ratio	94.3%	96.0%	(1.8%)
Intercity miles *	43,235	36,797	17.5%
LTL tons *	506	457	10.7%
Total tons *	700	639	9.5%
LTL shipments *	989	878	12.6%
Total shipments *	1,010	897	12.6%
Percent LTL revenue	91.4%	91.2%	0.2%
Revenue per intercity mile	$3.54	$3.46	2.3%
LTL revenue per LTL hundredweight	$14.42	$13.07	10.3%
LTL weight per LTL shipment	1,023	1,042	(1.8%)
LTL revenue per LTL shipment	$147.49	$136.21	8.3%
Average length of haul	921	903	2.0%

Balance Sheets	March 31, 2003	December 31, 2002
(In thousands)
Current Assets	$101,674	$114,545
Net Property and Equipment	275,638	255,827
Other Assets	19,912	19,106

Total Assets	$397,224	$389,478

Current Maturities	$17,798	$11,139
Other Current Liabilities	56,441	51,991

Total Current Liabilities	74,239	63,130
Long Term Debt	73,203	82,084
Other Long Term Liabilities	41,211	40,701

Total Liabilities	188,653	185,915
Equity	208,571	203,563

Total Liabilities & Equity	$397,224	$389,478

Notes:	Financial and operating data are unaudited

LTL is less than 10,000 lbs.